PRESS RELEASE	FOR IMMEDIATE RELEASE

Five Star Bancorp Announces First Quarter 2024 Results
RANCHO CORDOVA, CA April 29, 2024 (GLOBE NEWSWIRE) – Five Star Bancorp (Nasdaq: FSBC) (“Five Star” or the “Company”), a holding company that operates through its wholly owned banking subsidiary, Five Star Bank (the “Bank”), today reported net income of $10.6 million for the three months ended March 31, 2024, as compared to $10.8 million for the three months ended December 31, 2023 and $13.2 million for the three months ended March 31, 2023.
First Quarter Highlights
Performance and operating highlights for the Company for the periods noted below included the following:

	Three months ended
(in thousands, except per share and share data)	March 31, 2024	December 31, 2023	March 31, 2023
Return on average assets (“ROAA”)	1.22%	1.26%	1.65%
Return on average equity (“ROAE”)	14.84%	15.45%	20.94%
Pre-tax income	$14,961	$15,151	$18,501
Pre-tax, pre-provision income(1)	15,861	15,951	19,401
Net income	10,631	10,799	13,161
Basic earnings per common share	$0.62	$0.63	$0.77
Diluted earnings per common share	0.62	0.63	0.77
Weighted average basic common shares outstanding	17,190,867	17,175,445	17,150,174
Weighted average diluted common shares outstanding	17,272,994	17,193,114	17,194,884
Shares outstanding at end of period	17,353,251	17,256,989	17,258,904
(1) See the section entitled “Non-GAAP Reconciliation (Unaudited)” for a reconciliation of this non-GAAP financial measure.
James E. Beckwith, President and Chief Executive Officer, commented on the financial results:
“In the first quarter of 2024, we announced the launch and pricing of an underwritten public offering of 3,450,000 shares of our common stock with the intention of using the net proceeds for general corporate purposes, to support our continued growth, and for working capital. We are very pleased that the offering, which closed on April 2, 2024, was successful, which is a testimony to the strength of our organization and our reputation for providing a differentiated approach to purpose-driven banking. Following this offering, we look forward to the continued execution of our organic growth strategy as we focus on the San Francisco Bay Area market. We have hired seasoned professionals who are committed to maintaining and enhancing the Bank’s reputation, which was built on trust, a speed to serve, and a certainty of execution in support of our clients’ success.
While there was continued margin compression in the first quarter, it is slowing compared to prior quarters. Our reliance on wholesale deposits decreased by $183.1 million, or 50.85%, during the first quarter of 2024 as a result of our strategy to grow less costly, non-wholesale deposits, which increased by $112.0 million, or 4.20%, during the first quarter. The continuation of disciplined business practices and expense management have resulted in an efficiency ratio of 44.50%.
In the first quarter, we were pleased to have declared another cash dividend of $0.20 per share, which exemplifies our focus on shareholder value. To safeguard this value, we diligently monitor changing market conditions and are confident in the Bank’s resilience in any interest rate environment. As we lean into 2024, we expect our forward momentum and accelerated growth to benefit our shareholders, employees, clients, and community.”

•The Company’s San Francisco Bay Area team increased to 15 employees who generated deposit balances totaling $96.2 million at March 31, 2024, an increase of $22.5 million from December 31, 2023.
•Cash and cash equivalents were $185.3 million, representing 6.27% of total deposits at March 31, 2024, as compared to 10.62% at December 31, 2023.
•Total deposits decreased by $71.1 million, or 2.35%, during the three months ended March 31, 2024, primarily due to significant decreases in wholesale deposits, which the Company defines as brokered deposits and public time deposits. During the three months ended March 31, 2024, brokered deposits decreased by $58.1 million, or 58.06%, and public time deposits decreased by $125.0 million, or 48.08%. Non-wholesale deposits increased by $112.0 million, or 4.20%, during the same period.
•The Company’s short-term borrowings decreased by $50.0 million, or 29.41%, from $170.0 million at December 31, 2023 to $120.0 million at March 31, 2024.
•Consistent, disciplined management of expenses contributed to our efficiency ratio of 44.50% for the three months ended March 31, 2024.
•For the three months ended March 31, 2024, net interest margin was 3.14%, as compared to 3.19% for the three months ended December 31, 2023 and 3.75% for the three months ended March 31, 2023. The effective Federal Funds rate remained at 5.33% as of March 31, 2024 and December 31, 2023 and increased from 4.83% as of March 31, 2023.
•Other comprehensive loss was $0.7 million during the three months ended March 31, 2024. Unrealized losses, net of tax effect, on available-for-sale securities were $12.4 million as of March 31, 2024. Total held-to-maturity and available-for-sale securities represented 0.09% and 3.10% of total interest-earning assets, respectively, as of March 31, 2024.
•The Company’s common equity Tier 1 capital ratio was 9.13% and 9.07% as of March 31, 2024 and December 31, 2023, respectively. The Bank continues to meet all requirements to be considered “well-capitalized” under applicable regulatory guidelines.
•Loan and deposit growth in the three months ended March 31, 2024 was as follows:

(in thousands)	March 31, 2024	December 31, 2023	$ Change	% Change
Loans held for investment	$3,104,130	$3,081,719	$22,411	0.73%
Non-interest-bearing deposits	817,388	831,101	(13,713)	(1.65)%
Interest-bearing deposits	2,138,384	2,195,795	(57,411)	(2.61)%

(in thousands)	March 31, 2024	March 31, 2023	$ Change	% Change
Loans held for investment	$3,104,130	$2,869,848	$234,282	8.16%
Non-interest-bearing deposits	817,388	836,673	(19,285)	(2.30)%
Interest-bearing deposits	2,138,384	2,083,733	54,651	2.62%
•The ratio of nonperforming loans to loans held for investment at period end remained at 0.06% at March 31, 2024 and December 31, 2023.
•The Company’s Board of Directors declared, and the Company subsequently paid, a cash dividend of $0.20 per share during the three months ended March 31, 2024. The Company’s Board of Directors subsequently declared another cash dividend of $0.20 per share on April 18, 2024, which the Company expects to pay on May 13, 2024 to shareholders of record as of May 6, 2024.

Summary Results
Three months ended March 31, 2024, as compared to three months ended December 31, 2023
The Company’s net income was $10.6 million for the three months ended March 31, 2024, as compared to $10.8 million for the three months ended December 31, 2023. Net interest income increased by $0.1 million as increases in interest income more than offset increases in interest expense, with an increase in the average balance of interest-earning assets as the leading driver. The provision for credit losses increased by $0.1 million as increases in quantitative reserves more than offset reductions in reserves for qualitative factors in the three months ended March 31, 2024, as compared to the three months ended December 31, 2023. Non-interest income decreased by $0.1 million, primarily due to a reduction in gains from distributions on investments in venture-backed funds and the recognition of rate lock and swap referral fees, partially offset by a reduction in net losses on the sale of securities during the three months ended March 31, 2024, as compared to the three months ended December 31, 2023. Non-interest expense increased by $53.0 thousand as decreases in advertising, promotional, and other operating expenses were more than offset by increases in all other expenses.
Three months ended March 31, 2024, as compared to three months ended March 31, 2023
The Company’s net income was $10.6 million for the three months ended March 31, 2024, as compared to $13.2 million for the three months ended March 31, 2023. Net interest income decreased by $2.4 million as increases in interest expense exceeded increases in interest income, with increases in rates paid on interest-bearing liabilities as the leading driver. The provision for credit losses remained at $0.9 million as increases in quantitative reserves offset reductions in reserves for qualitative factors in the three months ended March 31, 2024, as compared to the three months ended March 31, 2023. Non-interest income increased by $0.5 million, primarily due to an increase in gains from distributions on investments in venture-backed funds, Federal Home Loan Bank of San Francisco (“FHLB”) dividend income, and the recognition of rate lock and swap referral fees during the three months ended March 31, 2024, as compared to the three months ended March 31, 2023. Non-interest expense increased by $1.6 million with an increase in salaries and employee benefits related to the Company’s expansion into the San Francisco Bay Area as the leading driver.
The following is a summary of the components of the Company’s operating results and performance ratios for the periods indicated:

	Three months ended
(in thousands, except per share data)	March 31, 2024	December 31, 2023	$ Change	% Change
Selected operating data:
Net interest income	$26,744	$26,678	$66	0.25%
Provision for credit losses	900	800	100	12.50%
Non-interest income	1,833	1,936	(103)	(5.32)%
Non-interest expense	12,716	12,663	53	0.42%
Pre-tax income	14,961	15,151	(190)	(1.25)%
Provision for income taxes	4,330	4,352	(22)	(0.51)%
Net income	$10,631	$10,799	$(168)	(1.56)%
Earnings per common share:
Basic	$0.62	$0.63	$(0.01)	(1.59)%
Diluted	0.62	0.63	(0.01)	(1.59)%
Performance and other financial ratios:
ROAA	1.22%	1.26%
ROAE	14.84%	15.45%
Net interest margin	3.14%	3.19%
Cost of funds	2.62%	2.50%
Efficiency ratio	44.50%	44.25%

	Three months ended
(in thousands, except per share data)	March 31, 2024	March 31, 2023	$ Change	% Change
Selected operating data:
Net interest income	$26,744	$29,148	$(2,404)	(8.25)%
Provision for credit losses	900	900	—	—%
Non-interest income	1,833	1,371	462	33.70%
Non-interest expense	12,716	11,118	1,598	14.37%
Pre-tax income	14,961	18,501	(3,540)	(19.13)%
Provision for income taxes	4,330	5,340	(1,010)	(18.91)%
Net income	$10,631	$13,161	$(2,530)	(19.22)%
Earnings per common share:
Basic	$0.62	$0.77	$(0.15)	(19.48)%
Diluted	0.62	0.77	(0.15)	(19.48)%
Performance and other financial ratios:
ROAA	1.22%	1.65%
ROAE	14.84%	20.94%
Net interest margin	3.14%	3.75%
Cost of funds	2.62%	1.53%
Efficiency ratio	44.50%	36.43%
Balance Sheet Summary

(in thousands)	March 31, 2024	December 31, 2023	$ Change	% Change
Selected financial condition data:
Total assets	$3,476,360	$3,593,125	$(116,765)	(3.25)%
Cash and cash equivalents	185,325	321,576	(136,251)	(42.37)%
Total loans held for investment	3,104,130	3,081,719	22,411	0.73%
Total investments	108,006	111,160	(3,154)	(2.84)%
Total liabilities	3,183,780	3,307,351	(123,571)	(3.74)%
Total deposits	2,955,772	3,026,896	(71,124)	(2.35)%
Subordinated notes, net	73,786	73,749	37	0.05%
Total shareholders’ equity	292,580	285,774	6,806	2.38%
•Insured and collateralized deposits were approximately $1.9 billion, representing approximately 63.02% of total deposits as of March 31, 2024. Net uninsured and uncollateralized deposits were approximately $1.1 billion as of March 31, 2024.
•Commercial and consumer deposit accounts constituted approximately 76% of total deposits. Deposit relationships of at least $5 million represented approximately 58% of total deposits and had an average age of approximately 8.64 years as of March 31, 2024.
•Cash and cash equivalents as of March 31, 2024 were $185.3 million, representing 6.27% of total deposits at March 31, 2024, as compared to 10.62% as of December 31, 2023.

•Total liquidity (consisting of cash and cash equivalents and unused and immediately available borrowing capacity as set forth below) was approximately $1.5 billion as of March 31, 2024.

	March 31, 2024			Available
(in thousands)	Line of Credit	Letters of Credit Issued	Borrowings
FHLB advances	$1,002,910	$571,500	$20,000	$411,410
Federal Reserve Discount Window	807,143	—	100,000	707,143
Correspondent bank lines of credit	175,000	—	—	175,000
Cash and cash equivalents	—	—	—	185,325
Total	$1,985,053	$571,500	$120,000	$1,478,878
The decrease in total assets from December 31, 2023 to March 31, 2024 was primarily due to a $136.3 million decrease in cash and cash equivalents, partially offset by a $22.4 million increase in total loans held for investment. The decrease in cash and cash equivalents primarily resulted from net cash used in financing and investing activities of $124.6 million and $11.9 million, respectively, partially offset by net cash provided from operating activities of $0.2 million. The $22.4 million increase in total loans held for investment between December 31, 2023 and March 31, 2024 was a result of $149.9 million in loan originations, partially offset by $77.2 million and $50.3 million in loan payoffs and paydowns, respectively.
The decrease in total liabilities from December 31, 2023 to March 31, 2024 was primarily attributable to decreases in deposits and other borrowings of $71.1 million and $50.0 million, respectively. The decrease in deposits was largely due to decreases in wholesale deposits, interest-bearing demand deposits, and non-interest-bearing demand deposits of $183.1 million, $24.6 million, and $13.7 million, respectively, partially offset by an increase in money market deposits of $150.6 million.
The increase in total shareholders’ equity from December 31, 2023 to March 31, 2024 was primarily a result of net income recognized of $10.6 million, partially offset by $3.5 million in cash distributions paid during the period and an increase of $0.7 million in accumulated other comprehensive loss.
Net Interest Income and Net Interest Margin
The following is a summary of the components of net interest income for the periods indicated:

	Three months ended
(in thousands)	March 31, 2024	December 31, 2023	$ Change	% Change
Interest and fee income	$47,541	$46,180	$1,361	2.95%
Interest expense	20,797	19,502	1,295	6.64%
Net interest income	$26,744	$26,678	$66	0.25%
Net interest margin	3.14%	3.19%

	Three months ended
(in thousands)	March 31, 2024	March 31, 2023	$ Change	% Change
Interest and fee income	$47,541	$40,311	$7,230	17.94%
Interest expense	20,797	11,163	9,634	86.30%
Net interest income	$26,744	$29,148	$(2,404)	(8.25)%
Net interest margin	3.14%	3.75%

The following table shows the components of net interest income and net interest margin for the quarterly periods indicated:

	Three months ended
	March 31, 2024			December 31, 2023			March 31, 2023
(in thousands)	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate
Assets
Interest-earning deposits in banks	$233,002	$3,102	5.35%	$157,775	$2,100	5.28%	$200,541	$2,167	4.38%
Investment securities	109,177	653	2.41%	106,483	651	2.43%	119,489	650	2.21%
Loans held for investment and sale	3,082,290	43,786	5.71%	3,055,042	43,429	5.64%	2,836,070	37,494	5.36%
Total interest-earning assets	3,424,469	47,541	5.58%	3,319,300	46,180	5.52%	3,156,100	40,311	5.18%
Interest receivable and other assets, net	93,983			80,360			69,253
Total assets	$3,518,452			$3,399,660			$3,225,353

Liabilities and shareholders’ equity
Interest-bearing demand	$300,325	$1,126	1.51%	$291,967	$1,091	1.48%	$379,593	$433	0.46%
Savings	124,561	861	2.78%	130,915	891	2.70%	155,233	545	1.42%
Money market	1,410,264	12,155	3.47%	1,347,111	10,824	3.19%	1,087,122	5,436	2.03%
Time	429,586	5,369	5.03%	417,434	5,322	5.06%	300,952	2,964	3.99%
Subordinated debt and other borrowings	82,775	1,286	6.25%	88,401	1,374	6.16%	125,691	1,785	5.76%
Total interest-bearing liabilities	2,347,511	20,797	3.56%	2,275,828	19,502	3.40%	2,048,591	11,163	2.21%
Demand accounts	842,105			821,651			901,491
Interest payable and other liabilities	40,730			24,886			20,344
Shareholders’ equity	288,106			277,295			254,927
Total liabilities & shareholders’ equity	$3,518,452			$3,399,660			$3,225,353

Net interest spread			2.02%			2.12%			2.97%
Net interest income/margin		$26,744	3.14%		$26,678	3.19%		$29,148	3.75%

Net interest income during the three months ended March 31, 2024 increased $66.0 thousand compared to the three months ended December 31, 2023. Net interest margin decreased 5 basis points compared to the prior quarter. Interest income increased $1.4 million compared to the prior quarter due to increases in interest rates on and average balances of both interest-earning deposits in banks and loans. The average yield on interest-earning deposits in banks increased 7 basis points compared to the prior quarter, while average balances increased 47.68%. Average loan yields increased 7 basis points compared to the prior quarter, while average balances increased 0.89%. The increase in interest income compared to the prior quarter was partially offset by an additional $1.3 million in interest expense. The cost of interest-bearing deposits increased 17 basis points compared to the prior quarter, while average balances increased 3.53%.
As compared to the three months ended March 31, 2023, net interest income decreased $2.4 million and net interest margin decreased 61 basis points. The decrease in net interest income is primarily attributable to an additional $10.1 million in interest expense on deposits due to increases in interest rates and average balances compared to the same quarter of the prior year. The cost of interest-bearing deposits increased 148 basis points compared to the same quarter of the prior year, while average balances increased 17.78%. In addition, the average balance of non-interest-bearing deposits decreased by $59.4 million compared to the same quarter of the prior year. The increase in interest expense was partially offset by an increase in total interest income of $7.2 million, as compared to the same quarter of the prior year. Average loan yields increased 35 basis points compared to the same quarter of the prior year, while average balances increased 8.68%.
Loans by Type
The following table provides loan balances, excluding deferred loan fees, by type as of March 31, 2024:

(in thousands)
Real estate:
Commercial	$2,687,456
Commercial land and development	14,678
Commercial construction	62,513
Residential construction	18,141
Residential	28,685
Farmland	51,422
Commercial:
Secured	143,273
Unsecured	26,175
Consumer and other	73,917
Net deferred loan fees	(2,130)
Total loans held for investment	$3,104,130
Interest-bearing Deposits
The following table provides interest-bearing deposit balances by type as of March 31, 2024:

(in thousands)
Interest-bearing demand accounts	$295,799
Money market accounts	1,433,000
Savings accounts	121,417
Time accounts	288,168
Total interest-bearing deposits	$2,138,384
Asset Quality
Allowance for Credit Losses - Loans
At March 31, 2024, the Company’s allowance for credit losses was $34.7 million, as compared to $34.4 million at December 31, 2023. The $0.3 million increase in the allowance is due to a $1.1 million provision for credit losses recorded during the three months ended March 31, 2024, partially offset by net charge-offs of $0.8 million, mainly attributable to commercial and industrial loans, during the same period.
The Company’s ratio of nonperforming loans to loans held for investment remained at 0.06% at December 31, 2023 and March 31, 2024. Loans designated as watch increased from $39.6 million to $51.9 million between December 31, 2023 and March 31, 2024. Loans designated as substandard decreased from $2.0 million to $1.9 million between December 31, 2023 and March 31, 2024. There were no loans with doubtful risk grades at March 31, 2024 or December 31, 2023.
A summary of the allowance for credit losses by loan class is as follows:

	March 31, 2024		December 31, 2023
(in thousands)	Amount	% of Total	Amount	% of Total
Real estate:
Commercial	$28,895	83.40%	$29,015	84.27%
Commercial land and development	164	0.47%	178	0.52%
Commercial construction	697	2.01%	718	2.08%
Residential construction	114	0.33%	89	0.26%
Residential	164	0.47%	151	0.44%
Farmland	438	1.26%	399	1.16%
	30,472	87.94%	30,550	88.73%
Commercial:
Secured	3,262	9.41%	3,314	9.62%
Unsecured	259	0.75%	189	0.55%
	3,521	10.16%	3,503	10.17%
Consumer and other	660	1.90%	378	1.10%
Total allowance for credit losses	$34,653	100.00%	$34,431	100.00%
The ratio of allowance for credit losses to loans held for investment was 1.12% at March 31, 2024 and December 31, 2023.
Non-interest Income
The following table presents the key components of non-interest income for the periods indicated:

	Three months ended
(in thousands)	March 31, 2024	December 31, 2023	$ Change	% Change
Service charges on deposit accounts	$188	$165	$23	13.94%
Net loss on sale of securities	—	(167)	167	(100.00)%
Gain on sale of loans	369	317	52	16.40%
Loan-related fees	429	667	(238)	(35.68)%
FHLB stock dividends	332	314	18	5.73%
Earnings on bank-owned life insurance	142	155	(13)	(8.39)%
Other income	373	485	(112)	(23.09)%
Total non-interest income	$1,833	$1,936	$(103)	(5.32)%
Net loss on sale of securities. The increase related to the sale of two municipal securities with a par value of approximately $0.8 million for a loss of approximately $0.2 million during the three months ended December 31, 2023, which did not occur during the three months ended March 31, 2024.
Gain on sale of loans. The increase resulted from an increase in the effective yield of loans sold during the three months ended March 31, 2024, as compared to the three months ended December 31, 2023. During the three months ended March 31, 2024, approximately $5.2 million of loans were sold with an effective yield of 7.08%, as compared to approximately $5.9 million of loans sold with an effective yield of 5.41% during the three months ended December 31, 2023.
Loan-related fees. The decrease was primarily due to a $0.1 million decline in rate lock fees and a $0.1 million decline in swap referral fees earned for the three months ended March 31, 2024, as compared to the three months ended December 31, 2023.
Other income. The decrease resulted primarily from a $0.3 million gain recorded for distributions received on investments in venture-backed funds during the three months ended March 31, 2024, as compared to $0.4 million during the three months ended December 31, 2023.
The following table presents the key components of non-interest income for the periods indicated:

	Three months ended
(in thousands)	March 31, 2024	March 31, 2023	$ Change	% Change
Service charges on deposit accounts	$188	$117	$71	60.68%
Gain on sale of loans	369	598	(229)	(38.29)%
Loan-related fees	429	308	121	39.29%
FHLB stock dividends	332	193	139	72.02%
Earnings on bank-owned life insurance	142	102	40	39.22%
Other income	373	53	320	603.77%
Total non-interest income	$1,833	$1,371	$462	33.70%
Gain on sale of loans. The decrease related primarily to an overall decline in the volume of loans sold, partially offset by an improvement in the effective yield of loans sold during the three months ended March 31, 2024, as compared to the three months ended March 31, 2023. During the three months ended March 31, 2024, approximately $5.2 million of loans were sold with an effective yield of 7.08%, as compared to approximately $12.7 million of loans sold with an effective yield of 4.72% during the three months ended March 31, 2023.
Loan-related fees. The increase related to the recognition of $0.1 million of swap referral fees during the three months ended March 31, 2024, which did not occur during the three months ended March 31, 2023.
FHLB stock dividends. The increase related to increases in the annualized dividend rate and total average shares outstanding from 7.00% and 108,901 shares for the three months ended March 31, 2023 to 8.75% and 150,000 for the three months ended March 31, 2024.
Other income. The increase related to a $0.3 million gain recorded for distributions received on investments in venture-backed funds during the three months ended March 31, 2024, which did not occur during the three months ended March 31, 2023.

Non-interest Expense
The following table presents the key components of non-interest expense for the periods indicated:

	Three months ended
(in thousands)	March 31, 2024	December 31, 2023	$ Change	% Change
Salaries and employee benefits	$7,577	$7,182	$395	5.50%
Occupancy and equipment	626	583	43	7.38%
Data processing and software	1,157	1,110	47	4.23%
Federal Deposit Insurance Corporation (“FDIC”) insurance	400	370	30	8.11%
Professional services	707	658	49	7.45%
Advertising and promotional	460	717	(257)	(35.84)%
Loan-related expenses	297	268	29	10.82%
Other operating expenses	1,492	1,775	(283)	(15.94)%
Total non-interest expense	$12,716	$12,663	$53	0.42%
Salaries and employee benefits. The increase during the three months ended March 31, 2024, as compared to the three months ended December 31, 2023, related primarily to: (i) a $0.2 million increase in bonus expense related to increased base salaries used to calculate bonus payouts; (ii) a $0.1 million increase in salaries and benefits for new employees hired to support expansion into the San Francisco Bay Area; and (iii) a $0.1 million increase in commissions related to increased deposit production.
Advertising and promotional. The decrease during the three months ended March 31, 2024 related primarily to an overall decline in sponsorships and donations made, as fewer events were sponsored and attended as compared to the three months ended December 31, 2023.
Other operating expenses. The decrease in other operating expenses was primarily due to a $0.2 million decline in travel, conference fees, and professional membership fees during the three months ended March 31, 2024, as compared to the three months ended December 31, 2023.
The following table presents the key components of non-interest expense for the periods indicated:

	Three months ended
(in thousands)	March 31, 2024	March 31, 2023	$ Change	% Change
Salaries and employee benefits	$7,577	$6,618	$959	14.49%
Occupancy and equipment	626	523	103	19.69%
Data processing and software	1,157	872	285	32.68%
FDIC insurance	400	402	(2)	(0.50)%
Professional services	707	631	76	12.04%
Advertising and promotional	460	418	42	10.05%
Loan-related expenses	297	255	42	16.47%
Other operating expenses	1,492	1,399	93	6.65%
Total non-interest expense	$12,716	$11,118	$1,598	14.37%
Salaries and employee benefits. The increase during the three months ended March 31, 2024, as compared to the three months ended March 31, 2023 related primarily to: (i) a $0.6 million increase in salaries and benefits for new employees hired since June 2023 to support expansion into the San Francisco Bay Area; (ii) a $0.2 million increase in commissions earned, largely due to commissions paid to the San Francisco Bay Area team, which did not exist during the three months ended March 31, 2023; and (iii) a $0.1 million decrease in loan origination costs due to lower loan production period-over-period.

Occupancy and equipment. The $0.1 million increase related to rent expense for temporary office space to support the San Francisco Bay Area expansion during the three months ended March 31, 2024, which did not exist during the three months ended March 31, 2023.
Data processing and software. The increase was primarily due to: (i) increased usage of our digital banking platform; (ii) higher transaction volumes related to the increased number of loan and deposit accounts; and (iii) an increased number of licenses required for new users on our loan origination and documentation system.
Other operating expenses. The increase was primarily due to a $0.1 million increase in IntraFi Network fees resulting from an overall increase in balances carried in the network.
Provision for Income Taxes
Three months ended March 31, 2024, as compared to three months ended December 31, 2023
Provision for income taxes decreased slightly to $4.3 million for the three months ended March 31, 2024 from $4.4 million for the three months ended December 31, 2023, primarily driven by an overall decrease in taxable income. The effective tax rate was 28.94% and 28.72% for the three months ended March 31, 2024 and December 31, 2023, respectively.
Three months ended March 31, 2024, as compared to three months ended March 31, 2023
Provision for income taxes decreased by $1.0 million, or 18.91%, for the three months ended March 31, 2024 compared to the three months ended March 31, 2023, primarily driven by an overall decrease in taxable income. The effective tax rate was 28.94% and 28.86% for the three months ended March 31, 2024 and March 31, 2023, respectively.
Webcast Details
Five Star Bancorp will host a live webcast for analysts and investors on Tuesday, April 30, 2024 at 1:00 p.m. ET (10:00 a.m. PT) to discuss its first quarter financial results. To view the live webcast, visit the “News & Events” section of the Company’s website under “Events” at https://investors.fivestarbank.com/news-events/events. The webcast will be archived on the Company’s website for a period of 90 days.
About Five Star Bancorp
Five Star is a bank holding company headquartered in Rancho Cordova, California. Five Star operates through its wholly owned banking subsidiary, Five Star Bank. The Bank has seven branches in Northern California.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent plans, estimates, objectives, goals, guidelines, expectations, intentions, projections, and statements of the Company’s beliefs concerning future events, business plans, objectives, expected operating results, and the assumptions upon which those statements are based. Forward-looking statements include without limitation, any statement that may predict, forecast, indicate, or imply future results, performance, or achievements, and are typically identified with words such as “may,” “could,” “should,” “will,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “aim,” “intend,” “plan,” or words or phases of similar meaning. The Company cautions that the forward-looking statements are based largely on the Company’s expectations and are subject to a number of known and unknown risks and uncertainties that are subject to change based on factors which are, in many instances, beyond the Company’s control. Such forward-looking statements are based on various assumptions (some of which may be beyond the Company’s control) and are subject to risks and uncertainties, which change over time, and other factors, which could cause actual results to differ materially from those currently anticipated. New risks and uncertainties may emerge from time to time, and it is not possible for the Company to predict their occurrence or how they will affect the Company. If one or more of the factors affecting the Company’s forward-looking information and statements proves incorrect, then the Company’s actual results, performance, or achievements could differ materially from those expressed in, or implied by, forward-looking information and statements contained in this press release. Therefore, the Company cautions you not to place undue reliance on the Company’s forward-looking information and statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements are set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023 under the section entitled “Risk Factors,” and other documents filed by the Company with the Securities and Exchange Commission from time to time.
The Company disclaims any duty to revise or update the forward-looking statements, whether written or oral, to reflect actual results or changes in the factors affecting the forward-looking statements, except as specifically required by law.

Condensed Financial Data (Unaudited)

	Three months ended
(in thousands, except per share and share data)	March 31, 2024	December 31, 2023	March 31, 2023
Revenue and Expense Data
Interest and fee income	$47,541	$46,180	$40,311
Interest expense	20,797	19,502	11,163
Net interest income	26,744	26,678	29,148
Provision for credit losses	900	800	900
Net interest income after provision	25,844	25,878	28,248
Non-interest income:
Service charges on deposit accounts	188	165	117
Net gain (loss) on sale of securities	—	(167)	—
Gain on sale of loans	369	317	598
Loan-related fees	429	667	308
FHLB stock dividends	332	314	193
Earnings on bank-owned life insurance	142	155	102
Other income	373	485	53
Total non-interest income	1,833	1,936	1,371
Non-interest expense:
Salaries and employee benefits	7,577	7,182	6,618
Occupancy and equipment	626	583	523
Data processing and software	1,157	1,110	872
FDIC insurance	400	370	402
Professional services	707	658	631
Advertising and promotional	460	717	418
Loan-related expenses	297	268	255
Other operating expenses	1,492	1,775	1,399
Total non-interest expense	12,716	12,663	11,118
Income before provision for income taxes	14,961	15,151	18,501
Provision for income taxes	4,330	4,352	5,340
Net income	$10,631	$10,799	$13,161

Comprehensive Income
Net income	$10,631	$10,799	$13,161
Net unrealized holding gain (loss) on securities available-for-sale during the period	(955)	5,744	2,140
Reclassification for net (gain) loss on sale of securities included in net income	—	167	—
Less: Income tax expense (benefit) related to other comprehensive income (loss)	(282)	1,747	632
Other comprehensive income (loss)	(673)	4,164	1,508
Total comprehensive income	$9,958	$14,963	$14,669

	Three months ended
(in thousands, except per share and share data)	March 31, 2024	December 31, 2023	March 31, 2023
Share and Per Share Data
Earnings per common share:
Basic	$0.62	$0.63	$0.77
Diluted	0.62	0.63	0.77
Book value per share	16.86	16.56	15.10
Tangible book value per share(1)	16.86	16.56	15.10
Weighted average basic common shares outstanding	17,190,867	17,175,445	17,150,174
Weighted average diluted common shares outstanding	17,272,994	17,193,114	17,194,884
Shares outstanding at end of period	17,353,251	17,256,989	17,258,904

Credit Quality
Allowance for credit losses to period end nonperforming loans	1,806.73%	1,752.70%	8,167.68%
Nonperforming loans to loans held for investment	0.06%	0.06%	0.01%
Nonperforming assets to total assets	0.06%	0.05%	0.01%
Nonperforming loans plus performing loan modifications to loans held for investment	0.06%	0.06%	0.01%

Selected Financial Ratios
ROAA	1.22%	1.26%	1.65%
ROAE	14.84%	15.45%	20.94%
Net interest margin	3.14%	3.19%	3.75%
Loan to deposit	105.37%	102.19%	98.66%
(1) See the section entitled “Non-GAAP Reconciliation (Unaudited)” for a reconciliation of this non-GAAP financial measure.

(in thousands)	March 31, 2024	December 31, 2023	March 31, 2023
Balance Sheet Data
Cash and due from financial institutions	$29,750	$26,986	$26,556
Interest-bearing deposits in banks	155,575	294,590	321,383
Time deposits in banks	5,878	5,858	9,617
Securities - available-for-sale, at fair value	105,006	108,083	115,140
Securities - held-to-maturity, at amortized cost	3,000	3,077	3,514
Loans held for sale	10,243	11,464	11,315
Loans held for investment	3,104,130	3,081,719	2,869,848
Allowance for credit losses - loans	(34,653)	(34,431)	(34,172)
Loans held for investment, net of allowance for credit losses	3,069,477	3,047,288	2,835,676
FHLB stock	15,000	15,000	10,890
Operating leases, right-of-use asset	6,932	5,284	5,175
Premises and equipment, net	1,569	1,623	1,677
Bank-owned life insurance	18,872	17,180	16,771
Interest receivable and other assets	55,058	56,692	39,594
Total assets	$3,476,360	$3,593,125	$3,397,308

Non-interest-bearing deposits	$817,388	$831,101	$836,673
Interest-bearing deposits	2,138,384	2,195,795	2,083,733
Total deposits	2,955,772	3,026,896	2,920,406
Subordinated notes, net	73,786	73,749	73,640
Other borrowings	120,000	170,000	120,000
Operating lease liability	7,320	5,603	5,433
Interest payable and other liabilities	26,902	31,103	17,173
Total liabilities	3,183,780	3,307,351	3,136,652

Common stock	220,804	220,505	219,785
Retained earnings	84,216	77,036	52,817
Accumulated other comprehensive loss, net of taxes	(12,440)	(11,767)	(11,946)
Total shareholders’ equity	292,580	285,774	260,656
Total liabilities and shareholders’ equity	$3,476,360	$3,593,125	$3,397,308

Quarterly Average Balance Data
Average loans held for investment and sale	$3,082,290	$3,055,042	$2,836,070
Average interest-earning assets	3,424,469	3,319,300	3,156,100
Average total assets	3,518,452	3,399,660	3,225,353
Average deposits	3,106,841	3,009,078	2,824,391
Average total equity	288,106	277,295	254,927

Capital Ratios
Total shareholders’ equity to total assets	8.42%	7.95%	7.67%
Tangible shareholders’ equity to tangible assets(1)	8.42%	7.95%	7.67%
Total capital (to risk-weighted assets)	12.34%	12.30%	12.50%
Tier 1 capital (to risk-weighted assets)	9.13%	9.07%	9.02%
Common equity Tier 1 capital (to risk-weighted assets)	9.13%	9.07%	9.02%
Tier 1 leverage ratio	8.63%	8.73%	8.53%
(1) See the section entitled “Non-GAAP Reconciliation (Unaudited)” for a reconciliation of this non-GAAP financial measure.

Non-GAAP Reconciliation (Unaudited)
The Company uses financial information in its analysis of the Company’s performance that is not in conformity with accounting principles generally accepted in the United States of America (“GAAP”). The Company believes that these non-GAAP financial measures provide useful information to management and investors that is supplementary to the Company’s financial condition, results of operations, and cash flows computed in accordance with GAAP. However, the Company acknowledges that its non-GAAP financial measures have a number of limitations. As such, investors should not view these disclosures as a substitute for results determined in accordance with GAAP. Additionally, these non-GAAP measures are not necessarily comparable to non-GAAP financial measures that other banking companies use. Other banking companies may use names similar to those the Company uses for the non-GAAP financial measures the Company discloses, but may calculate them differently. Investors should understand how the Company and other companies each calculate their non-GAAP financial measures when making comparisons.
Tangible shareholders’ equity to tangible assets is defined as total equity less goodwill and other intangible assets, divided by total assets less goodwill and other intangible assets. The most directly comparable GAAP financial measure is total shareholders’ equity to total assets. We had no goodwill or other intangible assets at the end of any period indicated. As a result, tangible shareholders’ equity to tangible assets is the same as total shareholders’ equity to total assets at the end of each of the periods indicated.
Tangible book value per share is defined as total shareholders’ equity less goodwill and other intangible assets, divided by the outstanding number of common shares at the end of the period. The most directly comparable GAAP financial measure is book value per share. We had no goodwill or other intangible assets at the end of any period indicated. As a result, tangible book value per share is the same as book value per share at the end of each of the periods indicated.
Pre-tax, pre-provision income is defined as pre-tax income plus provision for credit losses. The most directly comparable GAAP financial measure is pre-tax income.
The following reconciliation table provides a more detailed analysis of this non-GAAP financial measure:

	Three months ended
(in thousands)	March 31, 2024	December 31, 2023	March 31, 2023
Pre-tax, pre-provision income
Pre-tax income	$14,961	$15,151	$18,501
Add: provision for credit losses	900	800	900
Pre-tax, pre-provision income	$15,861	$15,951	$19,401
Investor Contact:
Heather C. Luck, Chief Financial Officer
Five Star Bancorp
(916) 626-5008
hluck@fivestarbank.com
Media Contact:
Shelley R. Wetton, Chief Marketing Officer
Five Star Bancorp
(916) 284-7827
swetton@fivestarbank.com